UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 13, 2012

Accelera Innovations, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-53392	26-2517763
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1840 Gateway Drive, Suite 200, Foster City CA	60423
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (650) 283-2653 Accelerated Acquisitions IV, Inc.
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
Item 2.01 Completion of Acquisition or Disposition of Assets.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On April 13, 2012 Accelera Innovations Inc, (the “Company”) (formally known as Accelerated Acquisitions IV, Inc.) entered into an amended Licensing Agreement (“Agreement”) with Synergistic Holdings LLC, (Licensor) whereas the Company and Licensor agreed to amend the August 22, 2011 Licensing Agreement. The Company licensed additional technology from Licensor and the parties agreed to modify the terms, conditions, representations and warranties regarding the technology and to clarify any obligations the Licensor may have with third parties.

Pursuant to the Agreement the Company was granted an exclusive, non-transferrable worldwide license for proprietary Internet-based, software “Accelera Technology” (formally referred to as “CareNav”) that improves the functionality and performance of healthcare services by making clinical healthcare data available to healthcare consumers. This relevant data is intended to serve as the backbone for self-management tools that will allow these same healthcare consumers to facilitate the self-management portion of their doctor-prescribed care plan and focus on the mostly costly disease states. This is accomplished through the proprietary technology, which identifies and measures the severity of high/low stratification of the sickness level based upon evidence-based clinical and medical rules and delivers best-of-breed tools to insurance companies, doctors, hospitals, and employers.

Except for the rights granted under the Agreement, Licensor retains all rights, title and interest to Accelera Technology and any additions thereto—although the License includes the Company’s right to utilize such additions.

The term of the License commenced on August 22, 2011 and as amended April 12, 2012 will continue for thirty (30) years, provided that the Licensee is not in breach or default of any of the terms or conditions contained in this Agreement. In addition to other requirements, the continuation of the License is conditioned on the Company generating net revenues in the normal course of operations or the funding by the Company of specified amounts for qualifying development and commercialization expenses related to Accelera Technology. In addition, the Company is required to fund certain specified expenses related to the deployment of Accelera Technology as specified in the Agreement. The license is terminated upon the occurrence of events of default specified in the Agreement and outlined as followed:

If any of the Parties are in breach or default of the terms or conditions contained in this Agreement and do not rectify or remedy that breach or default within 90 days from the date of receipt of notice by the other party requiring that default or breach to be remedied, then the other party may give to the party in default a notice in writing terminating this Agreement.

Licensee may, at its option, terminate this Agreement at any time by doing the following:

By ceasing to use the Accelera Technology facilitated by any Licensed Products in their entirety or by giving sixty (60) days prior written notice to Licensor of such cessation and of Licensee’s intent to terminate, and upon receipt of such notice, Licensor may immediately begin negotiations with other potential licensees and all other obligations of Licensee under this Agreement will continue to be in effect until the date of termination. By tendering payment of all accrued royalties and other payments due to Licensor as of the date of the notice of termination and evidencing to the Licensor that provision has been made for any prospective royalties and other payments to which Licensor may be entitled after the date of termination.

Licensor may terminate the Agreement if Licensee is in breach or default of the terms or conditions contained in this Agreement and does not rectify or remedy that breach or default within 90 days from the date of receipt of notice by Licensor requiring that default or breach to be remedied, then Licensor, may alter License granted by this Agreement with regards to its exclusivity, its territorial application and restrictions on its application.

Licensor may terminate the Agreement if Licensee is in breach or default of the terms or conditions contained in this Agreement and does not rectify or remedy that breach or default within 90 days from the date of receipt of notice by Licensor requiring that default or breach to be remedied, then Licensor, may alter License granted by this Agreement with regards to its exclusivity, its territorial application and restrictions on its application.

The foregoing descriptions of the Agreement, do not purport to be complete and are qualified in their entirety by the document, which is attached as Exhibits 10.1respectively, to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits
(d) Exhibits.

No.	Description

10.1	Licensing Agreement as Amended, dated April 13, 2012

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACCELRA INNOVATIONS, INC.

Date: April 13, 2012	By:	/s/ JOHN WALLIN
John Wallin
Chief Executive Officer